                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENTS FILEDPURSUANT
                TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS
                      THERETO FILED PURSUANT TO 13D-2(B)

                             (Amendment No.    )*

                          MAXICARE HEALTH PLANS, INC.
       ________________________________________________________________
                               (Name of issuer)

                    Common Stock, par value $.01 per share
       ________________________________________________________________
                        (Title of class of securities)

                                   577904204
                         _____________________________
                                (CUSIP number)


                               December 31, 1999
            _______________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_]  Rule 13d-1(b)

  [X]  Rule 13d-1(c)

  [_]  Rule 13d-1(d)

  -------------------
  CUSIP No. 577904204                 13G                     Page 2 of 21 Pages
  -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           J O Hambro Capital Management (Holdings) Limited
           No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               1,998,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               1,998,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           1,998,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           11.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           HC, CO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------
  CUSIP No. 577904204                 13G                     Page 3 of 21 Pages
  -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           J O Hambro Capital Management Limited
           No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               1,998,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               1,998,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           1,998,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           11.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           IA, CO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------
  CUSIP No. 577904204                 13G                     Page 4 of 21 Pages
  -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Growth Financial Services Limited
           No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               666,500
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               666,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           666,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           3.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           CO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------
  CUSIP No. 577904204                 13G                     Page 5 of 21 Pages
  -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           North Atlantic Smaller Companies Investment Trust plc
           No. I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               666,500
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               666,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           666,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           3.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           IV, CO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------
  CUSIP No. 577904204                 13G                     Page 6 of 21 Pages
  -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           American Opportunity Trust plc
           No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               260,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               260,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           260,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           1.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           IV, CO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------
  CUSIP No. 577904204                 13G                     Page 7 of 21 Pages
  -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Christopher Harwood Bernard Mills
           No I.R.S. Indentification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               1,998,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               1,998,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           1,998,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           11.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           IN

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------
  CUSIP No. 577904204                 13G                     Page 8 of 21 Pages
  -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Oryx International Growth Fund Limited
           No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Guernsey (Channel Islands)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               235,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               235,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           235,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           1.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           IV, CO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------
  CUSIP No. 577904204                 13G                     Page 9 of 21 Pages
  -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Consulta (Channel Islands) Limited
           No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Guernsey (Channnel Islands)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               235,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               235,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           235,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           1.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           IA, CO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------
  CUSIP No. 577904204                 13G                    Page 10 of 21 Pages
  -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Trident North Atlantic Fund
           No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Cayman Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               127,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               127,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           127,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           0.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           IV, CO

------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

                           STATEMENT ON SCHEDULE 13G
                           -------------------------

 ITEM 1(a).  NAME OF ISSUER:
             --------------

      Maxicare Health Plans, Inc. (the "Company").

 Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             -----------------------------------------------

      1149 South Broadway Street, Suite 910, Los Angeles, California  90015.

 ITEM 2(a).  NAME OF PERSON FILING:
             ---------------------

      This Statement is filed on behalf of the following nine persons, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management (Holdings) Limited ("Holdings") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. Holdings functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and American Opportunity Trust and as investment adviser to Oryx and investment manager to certain private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is 10 Park Place, London SW1A 1LP England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT and American Opportunity Trust.

4. Growth Financial Services Limited ("GFS"), formerly named Growth Investment Management Limited, is a corporation organized under the laws of England with its principal office at 77 Middle Street, Brockham, Surrey RH3 7HL England and with its principal business at 10 Park Place, London SW1A 1LP England. GFS has undertaken to provide the services of Christopher Harwood Bernard Mills to NASCIT.

5. North Atlantic Smaller Companies Investment Trust plc ("NASCIT"), formerly named Consolidated Venture Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. NASCIT is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to NASCIT.

6. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. American Opportunity

                                                             Page 11 of 21 Pages

      Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

7. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management serves as investment adviser to Oryx and Consulta serves as investment manager to Oryx.

8. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager to Oryx.

9. The Trident North Atlantic Fund ("Trident North Atlantic") is an open-ended investment Company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Trident is a publicly-held regulated Mutual Fund. Christopher Harwood Bernard Mills serves as a director of Trident and J O Hambro Capital Management serves as an investment adviser to Trident.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, 10 Park Place, London SW1A 1LP England.

ITEM 2(c).  CITIZENSHIP:
            -----------

     England

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            ----------------------------

     Common Stock, par value $.01 per share.

ITEM 2(e).  CUSIP NUMBER:
            ------------

     577904204

ITEM 3.   IF THE STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b),
          -----------------------------------------------------------------
          CHECK WHETHER THE PERSON FILING IS A:
          ------------------------------------

     Not Applicable.

ITEM 4.   OWNERSHIP:
          ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of December 31, 1999 are as follows:

                                                             Page 12 of 21 Pages


                                                               Number of       Number of
                                                  Number of     Shares:        Shares: Sole
                                 Aggregate      Shares: Sole    Shared         or Shared
          Filing                 Number of        Power to     Power to        Power to      Approximate
          Party                  Shares:            Vote         Vote           Dispose      Percentage*
-----------------------------    ----------     ------------  ------------     -----------   -----------
Holdings                         1,998,700            0       1,998,700        1,998,700        11.2%

J O Hambro Capital Management    1,998,700            0       1,998,700        1,998,700        11.2%

Christopher H.B. Mills           1,998,700            0       1,998,700        1,998,700        11.2%

American Opportunity Trust         260,000            0         260,000          260,000         1.5%

GFS                                666,500            0         666,500          666,500         3.7%

NASCIT                             666,500            0         666,500          666,500         3.7%

Oryx                               235,000            0         235,000          235,000         1.3%

Consulta                           235,000            0         235,000          235,000         1.3%

Trident North Atlantic             127,000            0         127,000          127,000         0.7%
----------------------------------------------------------------------------------------------------

      * Based on 17,925,381 shares of Common Stock, par value $.01 per share, outstanding as of November 12, 1999, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1999.

 Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
 five percent of the class of securities, check the following [   ].

 ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

      As co-investment advisers to NASCIT, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement entered into among NASCIT, GFS and Christopher Harwood Bernard Mills and an agreement entered into between NASCIT and J O Hambro Capital Management, each dated as of January 7, 1993.

      As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

     As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx, J O Hambro Capital Management has the right

                                                             Page 13 of 21 Pages
to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

     As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          --------------------------------------------------------

     Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ---------------------------------------------------------

     See Item 2(a).

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

     Not Applicable.

ITEM 10.  CERTIFICATION:
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 14 of 21 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 25, 2000   J O HAMBRO CAPITAL MANAGEMENT LIMITED


                         By:   /s/ R.G. Barrett
                            _______________________________
                         Name: R.G. Barrett
                         Title:   Director

                         Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement previously filed.

                                                             Page 15 of 21 Pages

                                   EXHIBITS

     The following documents are filed herewith:

     (a)  Joint Filing Agreement dated as of April 25, 2000 among Holdings,
          J O Hambro Capital Management, NASCIT, GFS, American Opportunity Trust, Christopher Harwood Bernard Mills, Oryx, Consulta and Trident North Atlantic.

                                                             Page 16 of 21 Pages

                            JOINT FILING AGREEMENT


                                                             Page 17 of 21 Pages

                            JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated April 25, 2000 with respect to the shares of Common Stock, $0.01 par value, of Maxicare Health Plans, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



Date:  April 25, 2000    NORTH ATLANTIC SMALLER COMPANIES
                         INVESTMENT TRUST PLC

                         By:  J O Hambro Capital Management Limited,
                                    Its investment advisor

                               /s/ R.G. Barrett
                         By:_______________________________
                         Name: R.G. Barrett
                         Title:  Director



Date:  April 25, 2000    J O HAMBRO CAPITAL MANAGEMENT LIMITED


                               /s/ R.G. Barrett
                         By:_______________________________
                         Name: R.G. Barrett
                         Title:  Director



Date: April 25, 2000     J O HAMBRO & CAPITAL MANAGEMENT
                         (HOLDINGS) LIMITED


                               /s/ R.G. Barrett
                         By:_______________________________
                         Name: R.G. Barrett
                         Title:  Director

                                                             Page 18 of 21 Pages

Date:  April 25, 2000    GROWTH FINANCIAL SERVICES LIMITED


                               /s/ C.H.B. Mills
                         By:_______________________________
                         Name: C.H.B. Mills
                         Title:  Director



Date:  April 25, 2000    AMERICAN OPPORTUNITY TRUST PLC

                         By:  J O Hambro Capital Management Limited,
                                    Its investment advisor

                               /s/ R.G. Barrett
                         By:_______________________________
                         Name: R.G. Barrett
                         Title:  Director



Date:  April 25, 2000    CHRISTOPHER H. B. MILLS


                               /s/ C.H.B. Mills
                         _______________________________



Date:  April 25, 2000    ORYX INTERNATIONAL GROWTH FUND
                         LIMITED

                         By:  J O Hambro Capital Management Limited,
                                    Its investment advisor


                               /s/ R.G. Barrett
                         By:_______________________________
                         Name: R.G. Barrett
                         Title:  Director



Date:  April 25, 2000    CONSULTA (CHANNEL ISLANDS) LTD


                               /s/ Barry Carroll
                         By:_______________________________
                         Name: Barry Carroll
                         Title:  Director

                                                             Page 19 of 21 Pages

Date: April 25, 2000     THE TRIDENT NORTH ATLANTIC FUND

                         By:  J O Hambro Capital Management Limited,
                                    Its investment advisor


                               /s/ R.G. Barrett
                         By:_______________________________
                         Name: R.G. Barrett
                         Title:  Director

                                                             Page 20 of 21 Pages